Exhibit 10.7

AGREEMENT TO AMEND THE AMENDED AND RESTATED SECURED
CONVERTIBLE TERM NOTE AND COMMON STOCK PURCHASE WARRANT

This AGREEMENT (the “Agreement”) is entered into as of October     , 2005 (the “Agreement Date”), by and among DynTek, Inc., a Delaware corporation (the “Company”) and Laurus Master Fund, Ltd. (“Laurus”).

RECITALS

A.                                   WHEREAS, on November 15, 2004, the Company issued that certain Amended and Restated Secured Convertible Term Note (the “Note”) to Laurus for an aggregate principal amount of $6,649,999, pursuant to which the Company is obligated to make certain monthly payments of principal beginning on December 1, 2005 (each an “Amortization Date”) and ending on January 30, 2007 (the “Maturity Date”), on which date the aggregate principal amount of the Note, together with any accrued and unpaid interest thereon, is required to have been paid in full;

B.                                     WHEREAS, in connection with the issuance of the Note, the Company issued to Laurus a five-year amended and restated warrant to purchase 1,046,150 shares of common stock of the Company, exercisable at $0.65 per share (the “Warrant”);

C.                                     WHEREAS, Laurus has agreed to defer each of the first Amortization Date and Maturity Date by three (3) months, respectively;

D.                                    WHEREAS, pursuant to that certain Security Agreement by DynTek, Inc. in favor of Laurus Master Fund, Ltd. dated January 30, 2004 (the “Security Agreement”) and in connection with the Company’s Obligations (as such term is defined in the Security Agreement), the Company granted to Laurus a security interest in substantially all of the Company’s assets, which are more specifically set forth in the Security Agreement as the “Collateral,” and the Company agreed to certain covenants with respect to the Collateral set forth in Sections 3(d), 3(f), 4(c) and 10 of the Security Agreement (the “Covenants”);

E.                                      WHEREAS, the Company proposes to enter into a Note Purchase Agreement by and between the Company and SACC Partners, L.P. and Lloyd Miller (the “Subordinated Lenders”), pursuant to which the Company will issue Secured Promissory Notes, due December 31, 2006, in an aggregate amount not to exceed $2.5 million (the “Bridge Financing”), which Secured Promissory Notes shall be secured by a security interest in the collateral as set forth on Exhibit A hereto (the Collateral,” and such security interest the “Security Interest”), which Security Interest will be junior and subordinated, at all times, to any security interest of Laurus whether now or hereafter existing;

F.                                      WHEREAS, the payments to be made pursuant to the Secured Promissory Notes shall be subordinated to the Company’s Obligations to Laurus pursuant to the terms of Section 3 hereof; and

G.                                     WHEREAS, to further induce Laurus to defer the first Amortization Date and Maturity Date and to consent to the Bridge Financing, the Company has agreed to reduce the exercise price of the Warrant to $0.25 per share.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.                                       Amortization Date and Maturity Date of Note.  The first Amortization Date is hereby extended to March 1, 2006, such that monthly principal payments shall begin on March 1, 2006 in the amounts set forth in the Note, and the Maturity Date is hereby extended to April 30, 2007.

2.                                       Reduction in Exercise Price of the Warrant.  The exercise price of the Warrant is hereby reduced to $0.25 per share.

3.                                       Waiver and Consent.  Laurus hereby consents to the consummation by the Company of the Bridge Financing and the transactions contemplated therein, and agrees that the creation and existence of Security Interests contemplated by the Bridge Financing shall not constitute a breach or default of the Covenants; provided, however, that:

(a)                                  such Security Interests remain fully subordinated to any security interest of Laurus pursuant to the terms of the Security Agreement; and

(b)                                 except as expressly otherwise provided in this Agreement or as the Senior Lender may otherwise expressly consent in writing, any payments to the Subordinated Lenders pursuant to the terms of the Bridge Financing or otherwise shall be postponed and subordinated to the payment in full of Obligations to Laurus (as such term is defined in the Security Agreement) and any other obligations to Laurus.  Furthermore, no payments or other distributions whatsoever pursuant to the terms of the Bridge Financing or otherwise to the Subordinated Lenders shall be made, nor shall any property or assets of the Company or any of its Subsidiaries be applied to the purchase or other acquisition or retirement of any liability to the Subordinated Lenders pursuant to the Bridge Financing or otherwise.  Notwithstanding anything to the contrary contained in this paragraph 3(b) or elsewhere in this Agreement, (i) the Company and its Subsidiaries may make regularly scheduled principal and interest payments, as the case may be, to the Subordinated Lenders pursuant to the Bridge Financing, so long as (A) no Event of Default (as defined in the Note and as defined in the Security Agreement) has occurred and is continuing at the time of any such payment and (B) the amount of such regularly scheduled principal payments and the rate of interest, in each case, payable to the Subordinated Lenders pursuant to the terms of the Bridge Financing is not increased from that in effect on the date of effectiveness of this Agreement pursuant to Section 4(b) hereof; provided, however, that if the Event of Default occurs pursuant to the Note or the Security Agreement, regularly scheduled principal and interest payments, as the case may be, to the Subordinated Lenders pursuant to the Bridge Financing may resume upon the expiration of the 180-day period following the date of such Event of Default .

The consent set forth in this paragraph 3 shall be applicable, and be limited, only to the Bridge Financing.

4.                                       Miscellaneous.

(a)                                  Further Assurances.  The Company agrees to cooperate fully with Laurus in connection with the transactions and obligations contemplated by this Agreement.  Without limiting the generality of the foregoing, from time to time, at the request of Laurus and without further consideration, the Company will execute and deliver, or cause to be executed and delivered, such other instruments and take such other action as Laurus may reasonably request in order to carry out the purposes of this Agreement.

(b)                                 Effectiveness.  This Agreement shall not be effective until such time as Laurus has had the opportunity to review and comment on the definitive documentation of the Bridge Financing and consents to the final form thereof.

(c)                                  Ratification; Effect.  This Agreement shall be construed in connection with and as part of each of the Note and Warrant, as applicable, and all terms, conditions, representations, warranties, covenants and agreements set forth in each of the Note and Warrant and each other instrument or agreement referred to in the Note or Warrant, as applicable, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

(d)                                 Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart constituting an original and all of which when taken together shall constitute one and the same instrument.

(e)                                  Non-Public Information.  Laurus understands that the Company has an affirmative obligation to make prompt public disclosure of material agreements and material amendments to such agreements. The Company covenants to disclose the material information set forth herein on Form 8-K within four (4) days of the date hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

THE COMPANY:

DynTek, Inc.

By:

Name:

Title:

LAURUS:

Laurus Master Fund, Ltd.

By:

Name:

Title:

ACKNOWLEDGED AND AGREED:

SUBORDINATED LENDERS:

SACC Partners, L.P.

By:

Name:

Title

Lloyd Miller

EXHIBIT A

COLLATERAL

A security interest will be taken in the following by the Subordinated Lenders, to the extent a security interest may be taken therein under applicable law:

(a)                                  all Accounts;

(b)                                 all Chattel Paper;

(c)                                  all Documents;

(d)                                 all General Intangibles (including Marks, Copyrights, Patents, payment intangibles, Proprietary Information and Trade Secrets);

(e)                                  all Goods (including Inventory, Equipment and Fixtures);

(f)                                    all Instruments;

(g)                                 all Investment Property, including (i) all shares of the capital stock or membership interests of each subsidiary owned or held by each Debtor, whether now owned or hereafter formed or acquired (those shares and membership interests being listed and described on Schedule A attached hereto), and all substitutions and additions to such shares (herein, the “Pledged Securities”), (ii) all dividends, distributions, and sums distributable or payable from, upon or in respect of the Pledged Securities, and (iii) all other rights and privileges incident to the Pledged Securities (all of the foregoing being hereinafter referred to collectively as the “Stock Collateral”);

(h)                                 all Deposit Accounts of such Debtor, including all blocked accounts, concentration accounts, disbursement accounts, and all other bank  accounts and all deposits therein;

(i)                                     all money, cash or cash equivalents of such Debtor;

(j)                                     all Supporting Obligations and Letter-of-Credit Rights of such Debtor;

(k)                                  to the extent not otherwise included, all Proceeds, tort claims, insurance claims and other rights to payments not otherwise included in the foregoing and products of the foregoing and all accessions to, substitutions and replacements for, and rents and profits of, each of the foregoing.

SCHEDULE A

1.                                       Subsidiaries of DynTek, Inc.:

NAME OF SUBSIDIARY	STATE OF INCORPORATION
BugSolver.Com, Inc. (*)	Delaware
DynTek Services, Inc. (*)	Delaware
TekInsight e-Government Services, Inc. (*)	Delaware
TekInsight Research, Inc. (*)	New York

(*)                                 The Company owns 100% of the issued and outstanding capital stock of each of the subsidiaries listed above.

2.                                       The Company owns seventeen percent (17%) of the outstanding common stock of TekInsight, LLC, a Delaware limited liability company.